As filed with the Securities and Exchange Commission on March 19, 2019 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________
THE GAP, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Delaware	94-1697231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Two Folsom Street
San Francisco, CA 94105
(Address of Principal Executive Offices) (Zip Code)

GAP INC. DEFERRED COMPENSATION PLAN
as amended and restated effective March 24, 2016
(Formerly known as the Gap, Inc. Supplemental Deferred Compensation Plan)
(Full Title of the Plans)
_________________________________
Julie Gruber, Esq.
The Gap, Inc.
Two Folsom Street
San Francisco, CA 94105
(Name and address of agent for service)
_________________________________
(415) 427 - 0100
(Telephone number, including area code, of agent for service)
____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of shares to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Deferred Compensation Obligations (1)	$40,000,000	100%	$40,000,000	$4,848

(1)
The Obligations are unsecured obligations of The Gap, Inc. to pay deferred compensation in the future in accordance with the terms of the Gap, Inc. Deferred Compensation Plan, as amended and restated effective March 24, 2016.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “1933 Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The Gap, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended February 2, 2019;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
The securities being registered represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Gap Inc. Deferred Compensation Plan, as amended and restated effective March 24, 2016 (the “Plan”).
The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future according to the terms of the Plan from the general assets of the Registrant, or from a trust established for that purpose by the Registrant, and rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.
The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant. Additional amounts are credited annually to participants’ accounts in the form of a Registrant matching contribution of up to a specified percentage of employee participants’ eligible compensation deferred each year.
Contributions credited to a participant’s Plan account are credited or debited with notional investment gains and losses, appreciation and depreciation equal to the experience of selected investment funds offered under the Plan and elected by the participant. The Registrant has reserved the right under the Plan to change the investment funds offered at any time, and participants’ elections to direct the investment of their accounts in the notional investment funds may, but are not required to, be followed under the terms of the Plan.
The Obligations are payable upon a participant’s termination of employment, death, or on a date or dates selected by the participant in accordance with the terms of the Plan, and are denominated and payable in the form of United States dollars. The Obligations generally are payable in the form of a lump sum distribution or in installments, at the election of the participant made in accordance with the terms of the Plan and subject to exceptions in the case of death or termination of employment prior to age 50.
Participants or, in the case of the participant’s death, their beneficiaries, may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan. A participant may designate one or more beneficiaries to receive any portion of Obligations payable in the event of the participant’s death.
The Registrant also reserves the right to amend the Plan at any time, or to terminate the Plan in accordance with the restrictions under Section 409A of the Internal Revenue Code.
The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.
Item 5. Interests of Named Experts and Counsel
Not Applicable.
Item 6. Indemnification of Directors and Officers
The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “GCL”), as such law currently exists or may be amended so long as any such amendment authorizes action further eliminating or limiting the personal liabilities of directors, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the Bylaws of the Registrant, each director and officer of the Registrant is entitled to indemnification to the fullest extent permitted by the laws of the State of Delaware against all expenses, liabilities and losses, judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action, suit or proceeding in which he or she may be involved by reason of the fact that he or she is or was a director or officer of the Registrant or serving at the request of the Registrant as director or officer of an entity affiliated with the Registrant, provided that the standards of conduct specified in the GCL have been satisfied. Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than a derivative action) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as an agent of another entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. In regard to a derivative action, indemnification may not be made in respect of any matter as to which an officer or director is adjudged to be liable unless the Delaware Court of Chancery, or the court in which such action was brought, shall determine that such person is fairly and reasonably entitled to indemnification.
The Registrant carries insurance policies indemnifying its directors and officers against liabilities arising from certain acts performed by them in their respective capacities as such. The policies also provide for reimbursement of the Registrant for any sums it may be required or permitted to pay pursuant to applicable law to its directors and officers by way of indemnification against liabilities incurred by them in their capacities as such.
Item 7. Exemption from Registration Claimed
Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4
Gap, Inc. Deferred Compensation Plan, as amended and restated effective March 24, 2016, which is incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the fiscal quarter ended April 30, 2016 (File No. 1-7562).

5	Opinion and consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.

24.1	Power of Attorney.

Item 9. Undertakings
A. The undersigned Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) That for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 19th day of March, 2019.

THE GAP, INC.

By:	/S/ Art Peck
Art Peck, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Date

/S/ Art Peck President and Chief Executive Officer (Principal Executive Officer)	March 19, 2019

/S/ Teri List-Stoll Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 19, 2019

* Amy Bohutinsky Director	March 19, 2019

* John J. Fisher Director	March 19, 2019

* Robert J. Fisher Director	March 19, 2019

* William S. Fisher Director	March 19, 2019

* Tracy Gardner Director	March 19, 2019

* Brian Goldner Director	March 19, 2019

* Isabella Goren Director	March 19, 2019

* Bob L. Martin Director	March 19, 2019

* Jorge P. Montoya Director	March 19, 2019

* Chris O’Neill Director	March 19, 2019

* Art Peck Director	March 19, 2019

* Lexi Reese Director	March 19, 2019

* Mayo A. Shattuck III Director	March 19, 2019

*By:/s/ Julie Gruber
Julie Gruber
Attorney-in-fact**

EXHIBIT INDEX

Exhibit Number
4
Gap, Inc. Deferred Compensation Plan, as amended and restated effective March 24, 2016, which is incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the fiscal year ended April 30, 2016 (File No. 1-7562).

5	Opinion and consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.
24.1	Power of Attorney.

Exhibit 5

[MORGAN LEWIS & BOCKIUS LLP LETTERHEAD]

March 19, 2019
The Gap, Inc.
Two Folsom Street
San Francisco, CA 94105

Re:	The Gap, Inc.- Registration Statement on Form S-8 relating to the Gap, Inc. Deferred Compensation Plan, as amended and restated effective March 24, 2016 (the “Plan”)
Ladies and Gentlemen:

We have acted as counsel to The Gap, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to $40,000,000 of Deferred Compensation Obligations that represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the Plan. We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion.

As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, it is our opinion that, when issued by the Company in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to enforcement of creditors' rights or general equity principles.
The opinion set forth above is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,

/s/ Morgan Lewis & Bockius LLP

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2019, relating to the consolidated financial statements of The Gap, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended February 2, 2019.
/s/ Deloitte & Touche LLP
San Francisco, California
March 19, 2019

EXHIBIT 24.1
POWER OF ATTORNEY OF DIRECTORS
KNOW ALL PERSONS BY THESE PRESENTS:
Each of the undersigned directors of The Gap, Inc. (the "Company") hereby constitutes and appoints Art Peck, Teri List-Stoll and Julie Gruber, each of them with power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 relating to $40 million of unsecured deferred compensation obligation under the Company’s Deferred Compensation Plan (as amended and restated effective March 24, 2016), and any and all amendments of such Registration Statement, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned directors have signed their names hereto as of this 26th day of February 2019.

/s/ Amy Bohutinsky
Amy Bohutinsky
/s/ John J. Fisher
John J. Fisher
/s/ Robert J. Fisher
Robert J. Fisher
/s/ William S. Fisher
William S. Fisher
/s/ Tracy Gardner
Tracy Gardner
/s/ Brian Goldner
Brian Goldner
/s/ Isabella D. Goren
Isabella D. Goren
/s/ Bob L. Martin
Bob L. Martin
/s/ Jorge P. Montoya
Jorge P. Montoya
/s/ Chris O’Neill
Chris O’Neill

/s/ Art Peck
Art Peck
/s/ Lexi Reese
Lexi Reese

/s/ Mayo A. Shattuck III
Mayo A. Shattuck III